WARRANT AND STOCK PURCHASE AGREEMENT


     This Warrant and Stock Purchase Agreement (this "Agreement") is made and entered into as of the ____ day of _________________, 1999, by and between ZEVEX International, Inc., a Delaware corporation ("Purchaser"), Kirk Blosch, an individual resident in the State of Utah, Jeff W. Holmes, an individual resident in the State of Nevada, and Blosch & Holmes, LLC, a Utah limited liability company (each a "Seller" and collectively, the "Sellers"). All of the foregoing collectively referred to as the "Parties."

                                   WITNESSETH:

     WHEREAS, each Seller owns a warrant or warrants (each a "Warrant" and collectively, the "Warrants") entitling such Seller to purchase that number shares of Common Stock of the Purchaser, set forth opposite such Seller's name in Exhibit A (collectively, the "Warrant Stock");

     WHEREAS, Sellers own that number of shams of Common Stock of the Company set forth opposite such Seller's name in Exhibit A (collectively, the "Shares");

     WHEREAS, Sellers desire to sell the Warrants to the Purchaser, and for the Purchaser to introduce third parties to purchase the Shares from the Sellers, pursuant to the terms and conditions contained herein;

     WHEREAS, the purchase price for the Warrants will be based on the number of Shares purchasable thereunder multiplied by $2.50 (that being the difference between the exercise price of $3.50 under the Warrants and $6.00, the "Warrant Purchase Price"), and the purchase price for the Shares will be $6 per share (the "Share Purchase Price"), as more fully described in Exhibit A (collectively, the "Purchase Price");

     NOW THEREFORE, in consideration of the mutual covenants, agreements, conditions, representations, and warranties contained in this Agreement, the Purchaser and each Seller hereby agree as follows:

1. PURCHASE AND SALE OF WARRANTS AND SHARES.

     1.1  PURCHASE AND SALE OF WARRANTS.

          (a) Subject to the terms and conditions of this Agreement, at the first Closing (as defined below), each Seller hereby agrees to sell to Purchaser and the Purchaser hereby agrees to purchase from each Seller, all right, title and interest in and to the Warrants in consideration for the Warrant Purchase Price.

          (b) Subject to all the terms and conditions of this Agreement, in payment for the Warrants, Purchaser shall deliver to each Seller at the First Closing, by means of a bank wire transfer, cashier's check, or other immediately available funds, the amount indicated on Exhibit A set opposite the name of each Seller. This consideration shall be payment in full for all of the Warrants.

          (c) The Purchase and sale of the Warrants shall be held at the offices of the Purchaser within two business days of the execution hereof, or at such other place, time, and date as Sellers and Purchaser shall mutually agree (this event is hereafter referred to as the "First Closing" and the date of the Closing is hereafter referred to as the "First Closing Date"). At the First Closing, the
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Sellers shall deliver to Purchaser, the certificates  representing the Warrants, and Purchaser shall deliver to the Sellers the Warrant Purchase Price.

     1.2 PURCHASE OF ADDITIONAL WARRANTS. Within ten (10) days following the execution of this Agreement, the Purchaser shall make a tender offer to all holders of warrants of Common Stock in the Purchaser who are not parties to this Agreement. The offer shall be to purchase all such warrants at the Warrant Purchase Price, with a closing thereon to occur within 14 calendar days of the execution hereof.

     1.3 PURCHASE AND SALE OF SHARES. For a period of 21 days from the execution hereof the Purchaser shall use its reasonable best efforts to identify prospective purchasers for the cash purchase of the Shares (the "Share Purchasers") at the Share Purchase Price. In the event that Share Purchasers are identified who are prepared to purchase less than all of the Shares, then each Seller shall have the right to sell its pro rata portion of the Shares to such Share Purchasers. Each Seller covenants and agrees that it shall sell its Shares (or pro rata portion thereof) in the event that a Share Purchaser or Share Purchasers are prepared to purchase such Shares (or portion thereof) at the Share Purchase Price. The Sellers and the Share Purchasers shall enter into a definitive purchase agreement for the purchase of the Shares, which agreement shall be in form and Substance satisfactory to the Purchaser and each Seller. Consummation of the purchase of the Shares shall occur on one or more occasions between the date of execution hereof and that date which is 21 calendar days from the date of execution hereof (the "Subsequent Closing").

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     Each of the Sellers hereby represents and warrants to the Purchaser that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and shall be correct and complete as of the First Closing Date and as of the Subsequent Closing with respect to himself or itself, as follows:

     2.1 AUTHORIZATION OF TRANSACTIONS. Seller has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Seller need not give any notice to, make any filing with, or obtain, any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     2.2 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he or she is bound or to which any of his or her assets is subject.

     2.3 WARRANTS AND SHARES. The Seller holds of record and owns beneficially the Warrants for the number of shares of common stock purchasable under the Warrants, and the number of Shares, set forth opposite such Seller's name in Exhibit A, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, security interests, purchase rights, contracts, commitments, equities, claims, liens, charges, pledges, encumbrances and demands of any kind or nature whatsoever. The Seller is not a party to any option, warrant, purchase right, or

                                       -2-
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other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of the Warrants and/or the common stock purchasable under the Warrants and/or the Shares (other than this Agreement).

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser represents and warrants to the Sellers that the, statements contained in this Section 3 are correct and complete as of the date hereof and will be correct and complete as of the First Closing Date and the Subsequent Closing, as follows:

     3.1 AUTHORITY. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by the Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

     3.2 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Purchaser is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

4. CONDITIONS OF FIRST CLOSING.

     4.1 The following shall be conditions precedent to the Purchaser's obligations hereunder, and shall be accomplished at or before the first Closing:

          (a) the representations and warranties set forth in Section 2 above shall be true and correct in all material respects at and as of the First Closing Date;

          (b) Sellers shall have Performed and complied with all of their covenants hereunder in all material respects through the First Closing; and

          (c) execution and delivery of this Agreement by the Sellers.

     4.2 The following shall be conditions precedent to the Sellers obligations hereunder, and shall be accomplished on or before the First Closing:

          (a) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the First Closing Date; and

          (b) execution and delivery of this Agreement by the Purchaser; and

                                       -3-
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          (c)  payment  of the  Warrant  Purchase  Price to the  sellers  by the
Purchaser.

     4.3 Each Party may waive any  condition  for its benefit  specified in this
Section 4 by written waiver executed so stating at or prior to the Closing.

5. COVENANTS OF THE SELLERS.

     From and after the date of execution hereof, each Seller covenants and agrees on behalf of itself and any and all Affiliates (as defined below) of the Seller, regardless of whether any such Affiliate was an Affiliate at the date of execution hereof, that it shall not:

          (a) acquire or attempt to acquire any security of the Purchaser, or any Affiliate of the Purchaser, or any interest therein, including, without limitation, any share of stock, warrant, option, debenture, or instrument convertible into any of the foregoing, provided that the parties acknowledge that as of the date hereof the Sellers own those Shares set forth on Exhibit A;

          (b) make or participate in any solicitation of proxies without the consent of the Purchaser, seek to advise or influence any person with respect to the voting of any voting securities of the Purchaser, or continue with any proxy solicitation that it, or any Affiliate of it, may have commenced prior to the date of execution hereof;

          (c) form, join or in any way participate in a "group" within the meaning of Section 13(d)(3) of the Securities and Exchange Act of 1934 with respect to the voting securities of the Purchaser;

          (d) induce or attempt to induce or give encouragement to any other person to initiate any proposal or tender or exchange offer for any securities or change of control of the Purchaser, or

          (e) otherwise act, alone or in concert with others to seek to control or influence the management, board of directors or policies of the Purchaser.

For purposes of this Agreement, an "Affiliate" shall mean with respect to a person, any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person.

6. POST-CLOSING COVENANTS.

     6.1 Mr. Blosch hereby agrees that within five (5) days of the Sellers collectively owning less than 3% of the issued and outstanding shares of Common Stock of the Company (or shares convertible into Common Stock), that Mr, Blosch will resign as a director of the Purchaser effective within such period, provided that if Mr. Blosch fails to resign within such period then Mr. Blosch shall be deemed to have resigned at the end of the such five (5) day period,

     6.2 In the event that the Sellers collectively own less than 3% of the issued and outstanding shares of Common Stock of the Company (Or shares convertible into Common Stock) then the demand registration rights of Mr. Blosch and Mr. Holmes (together with any transferee or assignee of such rights) set forth in Section 2 of that certain Registration Rights Agreement between the Company and Messrs. Blosch and Holmes, dated as of February 1, 1998, shall immediately terminate without further action of the parties thereto.

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     6.3 Each of the sellers  hereby  agrees to abstain from voting any of their shares of common stock of the Company at the Annual Meeting of Shareholders, scheduled for June 2, 1999, and any adjournment thereof.

7. RELEASE OF CLAIMS.

     From and after the date of execution hereof:

     7.1 Sellers, on behalf of themselves and each of their partners, affiliates, associates, agents, representatives, predecessors, successors, and assigns, past, present, and future, hereby release and forever discharge the Purchaser and each of their respective Affiliates, directors, officers, employees, associates, attorneys, accountants, agents, representatives, successors, and assigns, past, present, and future, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever.

     7.2 Purchaser, on behalf of itself and each of its partners, affiliates, associates, agents, representatives, predecessors, successors, and assigns, past, present, and future, hereby releases and forever discharges Sellers and each of their respective affiliates, associates, attorneys, accountants, agents, representatives, successors, and assigns, past, present, and future, from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever.

8. MISCELLANEOUS PROVISIONS.

     8.1 WAIVER OF NOTICE OF BOARD MEETING. Mr. Blosch hereby waives notice of the board of directors meeting of the Purchaser held on May 24, 1999.

     8.2 MODIFICATIONS AND WAIVERS. This Agreement may not be amended or modified, not may the rights of any party hereunder be waived, except by a written document that is executed by the Parties.

     8.3 ASSIGNMENT. This Agreement is and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Purchaser may assign the Agreement to any third party without the prior written consent of the other Party.

     8.4 RIGHTS AND OBLIGATIONS OF THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third parties to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action against any party to this Agreement.

     8.5 NOTICES. Any notice, request, consent, or other communication hereunder shall be in writing, and shall be sent by one of the following means: (i) by registered or certified first class mail, postage prepaid; (ii) by facsimile transmission; (iii) by reputable overnight courier service; or (iv) by personal delivery, and shall be properly addressed as follows:

                                       -5-
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     If to the Purchaser, to:  ZEVEX International, Inc.
                               4314 ZEVEX Park Lane
                               Salt Lake City, Utah 84123
                               Attention: Dean G. Constantine, Chief Executive
                                          Officer
                               Facsimile: (801) 264-1051

     With a copy to:           Jones, Waldo, Holbrook & McDonough
                               1500 Wells Fargo Plaza
                               170 South Main Street
                               Post Office Box 45444
                               Salt Lake City, Utah  84145-0444
                               Attention: Ronald S. Poelman, Esq.
                               Facsimile: (801) 328-0537

     If to the Sellers, to:    To each Seller as set forth on Exhibit A

or to such other address or addresses as the Sellers or Purchasers shall hereafter designate to the other party in writing. Notices sent by mail or by courier shall be effective three (3) days and one (1) day, respectively, after they are sent, and notices delivered Personally or by facsimile shall be effective at the time of delivery thereof.

     8.6 ENTIRE AGREEMENT. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties hereto in relation to the matters contemplated hereby. Any prior written or oral negotiations, correspondence, or understandings relating to the matters contemplated hereby shall be superseded by this Agreement and shall have no force or effect.

     8.7 FURTHER ASSURANCES. Each Party hereby agrees to take all actions, and execute all documents and instruments as either Party deems reasonably necessary or appropriate to give effect to this Agreement.

     8.8 SEVERABILITY. If any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined by a court of competent jurisdiction to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of the remaining provisions of this Agreement.

     8.9 HEADINGS. The headings of the Sections of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of any provisions hereof.

     8.10 ARBITRATION. All disputes hereunder shall be resolved by mediation, and if resolution is not reached by the patties, then the dispute will be submitted to binding arbitration before a single arbitrator in Salt Lake City, Utah, in accordance with the applicable Arbitration Rules of the American Arbitration Association then in effect. Judgment rendered by the arbitrator may be entered in any court having jurisdiction over the party.

     8.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

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     8.12 GOVERNING LAW. This  Agreement  shall be construed in accordance  with and governed by the laws of the State of Utah without regard to the law of conflict of laws.

     IN WITNESS WHEREOF, the Company and the Purchasers each have caused this Agreement to be executed by their duly authorized representative as of the day and year first above written.

ZEVEX International, Inc.               Sellers


By: /s/ Dean G. Constantine             /s/ Kirk Blosch
    -----------------------------       -----------------------------
    Dean G. Constantine                 Kirk Blosch
    Chief Executive Officer

                                        /s/ Jeff W. Holmes
                                        -----------------------------
                                        Jeff W. Holmes


                                        Blosch & Holmes, LLC


                                        By /s/ Kirk Blosch
                                           --------------------------


                                        Kirk Blosch, Manager
                                        -----------------------------
                                        Print Name/Title

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                                    EXHIBIT A

                               Shares of
Name                         Warrant Stock     Purchase Price     Warrant Shares
----                         -------------     --------------     --------------
Kirk Blosch                     175,000           $437,500            125,000
Jeff W. Holmes                  175,000           $437,500            125,000
Blosch & Holmes, LLC.                                                 250,000


Addresses for Notices:

Kirk Blosch                2081 S. Lakeline Drive
                           Salt Lake City, Utah 84109

Jeff W. Holmes             8800 North Gainey Center Road, Suite 256
                           Scottsdale, AZ 85258

Blosch & Holmes, LLC       2081 S. Lakeline Drive
                           Salt Lake City, Utah 84109

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